Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2026

- Achieves $206 Million Cumulative Inventory Reduction in Fiscal 2026, Surpassing Target of $150 Million -
- Introduces Fiscal 2027 Modeling Assumptions -

West Fargo, ND – March 19, 2026 – Titan Machinery Inc. (Nasdaq: TITN), ("Titan Machinery" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2026.
"Our fiscal 2026 results represent a year of decisive execution on our inventory reduction initiative. For the full fiscal year, we reduced total inventory by $206 million, significantly exceeding our target of $150 million — and we did it while delivering stronger-than-anticipated equipment margins. That combination is something our entire team is extremely proud of achieving. Inventory levels peaked in the second quarter of fiscal 2025, and over the next 18 months we reduced total inventory by $625 million," commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "We will continue to focus on optimizing the mix of our inventory but do not have further targeted reductions from an overall inventory level perspective as we head into fiscal 2027. The work we put in this year to right-size our inventory gives us a fundamentally stronger foundation to operate from, and I'm confident it will prove to be a pivotal step in positioning Titan for the next phase of the cycle."
Fiscal 2026 Fourth Quarter Results
Consolidated Results
For the fourth quarter of fiscal 2026, revenue was $641.8 million, compared to $759.9 million in the fourth quarter of last year. Equipment revenue was $501.5 million for the fourth quarter of fiscal 2026, compared to $621.8 million in the fourth quarter last year. Parts revenue was $91.1 million for the fourth quarter of fiscal 2026, compared to $89.3 million in the fourth quarter last year. Revenue generated from service was $36.1 million for the fourth quarter of fiscal 2026, compared to $36.6 million in the fourth quarter last year. Revenue from rental and other was $13.1 million for the fourth quarter of fiscal 2026, compared to $12.1 million in the fourth quarter last year.
Gross profit for the fourth quarter of fiscal 2026 was $87.0 million compared to $51.0 million in the fourth quarter last year. The Company's gross profit margin was 13.5% in the fourth quarter of fiscal 2026, compared to 6.7% in the fourth quarter last year. The year-over-year improvement primarily reflects the lapsing of inventory impairments and other inventory reduction efforts in the fourth quarter of the prior year that significantly compressed equipment margins. Equipment margins in the fiscal 2026 fourth quarter continued to face pressure from softer retail demand and remaining aged inventory; however, margins have improved as inventory levels have returned to healthier levels.
Operating expenses were $95.7 million for the fourth quarter of fiscal 2026, compared to $96.7 million in the fourth quarter last year. Operating expense as a percentage of revenue was 14.9% for the fourth quarter of fiscal 2026, compared to 12.7% of revenue in the fourth quarter last year.
Floorplan interest expense and other interest expense was $9.6 million for the fourth quarter of fiscal 2026, compared to $13.1 million for the same period last year. Floorplan interest expense decreased in the fourth quarter of fiscal 2026 compared to the same period last year due to the decrease in interest-bearing inventory levels.

In the fourth quarter of fiscal 2026, net loss was $36.2 million, with loss per diluted share of $1.59, which includes a recognition of a non-cash valuation allowance on US deferred tax assets that resulted in an increase in tax expense of $17.8 million or $0.78 per diluted share, which was greater than the Company's initial expectation. This compares to net loss of $43.8 million, with loss per diluted share of $1.93, for the fourth quarter of last year.
Adjusted net loss, which excludes restructuring and impairment charges related to wind-down activities in Germany, was $32.5 million or $1.43 loss per diluted share in the fourth quarter of fiscal 2026. This compares to an adjusted net loss of $44.9 million, or $1.98 loss per diluted share for the fourth quarter of the prior year, which excluded the net impact of sale-leaseback financing expenses.
Adjusted EBITDA in the fourth quarter of fiscal 2026 was negative $5.0 million, an improvement of $41.0 million compared to negative $46.0 million of adjusted EBITDA generated in the fourth quarter of last year.
Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2026 was $406.7 million, compared to $534.7 million in the fourth quarter last year, reflecting a same-store sales decrease of 22.8%. The revenue decrease resulted from softening demand for equipment, driven by lower commodity prices and sustained high interest rates, both of which are reducing farmer profitability. Pre-tax loss for the fourth quarter of fiscal 2026 was $9.9 million, compared to a pre-tax loss of $55.3 million in the fourth quarter of the prior year. Improvements in segment and consolidated profitability measures are being driven by material progress in the Company's inventory reduction and optimization initiatives.
Construction Segment - Revenue for the fourth quarter of fiscal 2026 was $90.2 million, compared to $94.6 million in the fourth quarter last year, reflecting a same-store sales decrease of 4.6%, which was primarily due to lower equipment sales. Pre-tax loss for the fourth quarter of fiscal 2026 was $1.0 million, compared to a pre-tax loss of $1.1 million in the fourth quarter last year.
Europe Segment - Revenue for the fourth quarter of fiscal 2026 was $68.8 million, compared to $65.4 million in the fourth quarter last year, and includes a $4.3 million benefit related to foreign currency fluctuations versus the prior year period. Net of the effect of these foreign currency fluctuations, revenue decreased $0.9 million or 1.4%. Pre-tax income for the fourth quarter of fiscal 2026 was $1.8 million, compared to a pre-tax loss of $1.8 million in the fourth quarter of the prior year. Excluding restructuring and impairment charges associated with wind-down activities in Germany, adjusted pre-tax income for the fourth quarter of fiscal 2026 was $5.4 million; the comparable prior year period did not contain any adjustments.

Australia Segment - Revenue for the fourth quarter of fiscal 2026 was $76.1 million, compared to $65.3 million in the fourth quarter last year, and includes a negligible impact related to foreign currency fluctuations. Pre-tax income for the fourth quarter of fiscal 2026 was $2.5 million, compared to pre-tax income of $2.3 million in the fourth quarter last year.
Fiscal 2026 Full Year Results
Revenue was $2.4 billion for fiscal 2026 compared to $2.7 billion for fiscal 2025.

Net loss for fiscal 2026 was $54.2 million, or $2.38 loss per diluted share, which includes the recognition of a non-cash valuation allowance on US deferred tax assets that resulted in an increase in tax expense of $17.8 million or $0.78 per diluted share. This compares to a prior year net loss of $36.9 million, or $1.63 per diluted share.

Adjusted net loss, which excludes restructuring and impairment charges related to wind-down activities in Germany, was $50.6 million or $2.22 loss per diluted share for fiscal 2026. This compares to an adjusted net loss of $29.7 million, or $1.31 loss per diluted share for the prior year, which excluded the net impact of sale-leaseback financing expenses.

The Company generated adjusted EBITDA of $13.9 million in fiscal 2026 compared to adjusted EBITDA of $12.8 million in fiscal 2025.
Balance Sheet and Cash Flow
Cash at the end of the fourth quarter of fiscal 2026 was $28.2 million. Total inventories decreased by $205.6 million to $903.1 million as of year-end, as compared to January 31, 2025. Equipment inventories decreased by $200.6 million in the year ended January 31, 2026. Outstanding floorplan payables were $553.8 million on $1.5 billion total available floorplan and working capital lines of credit as of January 31, 2026, compared to $755.7 million outstanding floorplan payables as of January 31, 2025.

For the fiscal year ended January 31, 2026, the Company’s net cash provided by operating activities was $137.5 million, compared to net cash provided by operating activities of $70.3 million for the fiscal year ended January 31, 2025. The change in cash from operating activities was primarily attributable to lower inventory and timing of payment in our accounts payable and accrued liabilities, which was partially offset by the changing mix in floorplan financing compared to the prior year period.
Additional Management Commentary
Mr. Knutson concluded, "We are introducing modeling assumptions for fiscal 2027 that are consistent with industry forecasts that are calling for a further decline in North American large agriculture equipment volumes. Despite this challenging environment, our proactive actions have significantly improved our position as we approach the bottom of the cycle. Our outlook reflects continued margin pressure, particularly in the first half as we work through remaining aged inventory in select slower-moving categories. We are also working hard to deliver year-over-year reductions in operating expenses and expect continued year-over-year favorability with regard to floorplan interest expense. We believe it is prudent to set expectations appropriately in this environment and remain confident that as industry conditions stabilize, the aggressive actions we have taken will allow us to achieve more normalized levels of profitability at an accelerated pace."

2027 Modeling Assumptions
The following are the Company's current expectations for fiscal 2027 modeling assumptions, along with a comparison to fiscal 2026 results.

	FY2026 Results	FY2027 Current Assumptions
Segment Revenue	(in millions, except per share data and percentages)
Agriculture	$1,557.8	Down 15% - Down 20%
Construction	$311.0	Flat - Up 5%
Europe	$377.7	Down 20% - Down 25%
Australia	$180.5	Up 10% - Up 15%

Adjusted EBITDA	$13.9 (1)	$17.0 - $29.0

Adjusted Consolidated Pre-tax Loss	($41.8) (1)	($28.0) - ($39.0)
Tax Expense	$8.8 (2)	$0.0 - $1.0
Adjusted Net Loss	($50.6) (1) (2)	($28.0) - ($40.0)
Adjusted Diluted Loss Per Share	($2.22) (1) (2)	($1.25) - ($1.75)
(1) Adjusted for $3.6 million impact from wind-down activities in Germany.
(2) Includes the recognition of a non-cash valuation allowance on US deferred tax assets that resulted in an increase in tax expense of $17.8 million or $0.78 per diluted share.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Sunday, April 19, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13758330.
A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net loss, EBITDA and adjusted EBITDA, adjusted diluted loss per share, adjusted loss before income taxes, and adjusted income (loss) before income taxes - Europe (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures. A reconciliation of Adjusted EBITDA, Adjusted Consolidated Pre-tax Loss, Adjusted Net Loss and Adjusted Diluted Loss Per Share, in each case for fiscal year 2027 is not available without unreasonable effort due to the variability and low visibility of the factors that may impact the comparable GAAP measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores offer one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding 2027 modeling assumptions and expected results of operations for the fiscal year ending January 31, 2027, statements regarding the Company's ability to reduce inventory levels, operating expenses, floorplan interest expense, and enhance profitability and the impact of recent divestitures, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the SEC. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
Managing Director
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2026	January 31, 2025
Assets
Current Assets
Cash	$28,164	$35,898
Receivables, net of allowance for expected credit losses	127,031	119,814
Inventories	903,085	1,108,672
Prepaid expenses and other	31,700	28,244
Total current assets	1,089,980	1,292,628
Noncurrent Assets
Property and equipment, net of accumulated depreciation	360,983	379,690
Operating lease assets	47,197	27,935
Deferred income taxes	1,327	2,552
Goodwill	65,583	61,246
Intangible assets, net of accumulated amortization	51,233	48,306
Other	625	1,581
Total noncurrent assets	526,948	521,310
Total Assets	$1,616,928	$1,813,938

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$35,156	$37,166
Floorplan payable	553,754	755,698
Current maturities of long-term debt	21,410	10,920
Current maturities of operating leases	4,084	5,747
Deferred revenue	82,311	91,933
Accrued expenses and other	75,248	59,492
Total current liabilities	771,963	960,956
Long-Term Liabilities
Long-term debt, less current maturities	158,565	157,767
Operating lease liabilities	46,050	25,588
Finance lease liabilities	42,140	44,894
Deferred income taxes	10,151	8,818
Other long-term liabilities	8,761	1,838
Total long-term liabilities	265,667	238,905
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	266,905	262,097
Retained earnings	306,140	360,314
Accumulated other comprehensive income (loss)	6,253	(8,334)
Total stockholders' equity	579,298	614,077
Total Liabilities and Stockholders' Equity	$1,616,928	$1,813,938

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2026	2025	2026	2025
Revenue
Equipment	$501,522	$621,829	$1,774,535	$2,050,298
Parts	91,068	89,339	428,261	428,457
Service	36,149	36,639	177,910	180,107
Rental and other	13,095	12,114	46,401	43,260
Total Revenue	641,834	759,921	2,427,107	2,702,122
Cost of Revenue
Equipment	464,002	619,981	1,645,205	1,912,803
Parts	64,530	63,302	295,746	294,233
Service	16,684	16,070	68,451	66,823
Rental and other	9,658	9,565	35,149	32,633
Total Cost of Revenue	554,874	708,918	2,044,551	2,306,492
Gross Profit	86,960	51,003	382,556	395,630
Operating Expenses	95,699	96,693	385,237	389,780
Impairment of Goodwill	—	—	—	531
Impairment of Intangible and Long-Lived Assets	1,464	105	2,291	1,311
Restructuring Costs	1,741	—	1,741	—
Loss from Operations	(11,944)	(45,795)	(6,713)	4,008
Other Income (Expense)
Interest and other income (expense)	(1,201)	62	4,389	(4,178)
Floorplan interest expense	(4,589)	(8,435)	(24,109)	(34,710)
Other interest expense	(4,963)	(4,626)	(18,974)	(15,105)
Loss Before Income Taxes	(22,697)	(58,794)	(45,407)	(49,985)
Provision (Benefit from) for Income Taxes	13,471	(15,033)	8,767	(13,074)
Net Loss	$(36,168)	$(43,761)	$(54,174)	$(36,911)

Diluted Loss per Share	$(1.59)	$(1.93)	$(2.38)	$(1.63)
Diluted Weighted Average Common Shares	22,778	22,632	22,748	22,606

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2026	2025
Operating Activities
Net loss	$(54,174)	$(36,911)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation and amortization	37,565	38,601
Impairment	2,291	1,842
Other, net	6,576	7,256
Changes in assets and liabilities, net of effects of acquisitions
Inventories	235,731	166,182
Manufacturer floorplan payable	(99,900)	(82,724)
Other working capital	9,363	(23,955)
Net Cash Provided by Operating Activities	137,452	70,291
Investing Activities
Property and equipment purchases	(22,357)	(51,845)
Proceeds from sale of property and equipment	5,856	4,160
Acquisition consideration, net of cash acquired	(19,796)	(260)
Proceeds from sale of business	12,751	—
Other, net	837	199
Net Cash Used for Investing Activities	(22,709)	(47,746)
Financing Activities
Net change in non-manufacturer floorplan payable	(126,817)	(37,694)
Net proceeds from long-term debt	4,020	18,792
Other, net	(908)	(4,717)
Net Cash Used for Financing Activities	(123,705)	(23,619)
Effect of Exchange Rate Changes on Cash	1,228	(1,094)
Net Change in Cash	(7,734)	(2,168)
Cash at Beginning of Period	35,898	38,066
Cash at End of Period	$28,164	$35,898

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2026	2025	Change	2026	2025	Change
Revenue
Agriculture	$406,732	$534,687	(23.9)%	$1,557,814	$1,888,428	(17.5)%
Construction	90,213	94,603	(4.6)%	311,029	331,574	(6.2)%
Europe	68,751	65,368	5.2%	377,739	261,005	44.7%
Australia	76,138	65,263	16.7%	180,525	221,115	(18.4)%
Total	$641,834	$759,921	(15.5)%	$2,427,107	$2,702,122	(10.2)%

Income (Loss) Before Income Taxes
Agriculture	$(9,884)	$(55,329)	(82.1)%	$(28,857)	$(39,773)	(27.4)%
Construction	(1,035)	(1,085)	4.6%	(8,145)	(6,652)	22.4%
Europe	1,814	(1,779)	N/M	15,187	(3,893)	N/M
Australia	2,518	2,311	9.0%	(3,920)	2,889	N/M
Segment (loss) income before income taxes	(6,587)	(55,882)	(88.2)%	(25,735)	(47,429)	(45.7)%
Shared Resources	(16,110)	(2,912)	N/M	(19,672)	(2,556)	N/M
Total	$(22,697)	$(58,794)	(61.4)%	$(45,407)	$(49,985)	(9.2)%
*N/M = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2026	2025	2026	2025
Adjusted Net Loss
Net Loss	$(36,168)	$(43,761)	$(54,174)	$(36,911)
Adjustments
Impact of sale-leaseback financing expense (1)	—	(1,509)	—	9,650
Restructuring and impairment charges (2)	3,624	—	3,624	—
Total Pre-Tax Adjustments	3,624	(1,509)	3,624	9,650
Tax Effect of Adjustments (3)	—	385	—	(2,460)
Total Adjustments	3,624	(1,124)	3,624	7,190
Adjusted Net Loss	$(32,544)	$(44,885)	$(50,550)	$(29,721)

Adjusted Diluted Loss per Share
Diluted Loss per Share	$(1.59)	$(1.93)	$(2.38)	$(1.63)
Adjustments
Impact of sale-leaseback financing expense (1)	—	(0.07)	—	0.43
Restructuring and impairment charges (2)	0.16	—	0.16	—
Total Pre-Tax Adjustments	0.16	(0.07)	0.16	0.43
Tax Effect of Adjustments (3)	—	0.02	—	(0.11)
Total Adjustments	0.16	(0.05)	0.16	0.32
Adjusted Diluted Loss per Share	$(1.43)	$(1.98)	$(2.22)	$(1.31)

Adjusted Loss Before Income Taxes
Loss Before Income Taxes	$(22,697)	$(58,794)	$(45,407)	$(49,985)
Adjustments
Impact of sale-leaseback financing expense (1)	—	(1,509)	—	9,650
Restructuring and impairment charges	3,624	—	3,624	—
Total Adjustments	3,624	(1,509)	3,624	9,650
Adjusted Loss Before Income Taxes	$(19,073)	$(60,303)	$(41,783)	$(40,335)
Adjusted Income (Loss) Before Income Taxes - Europe
Income (Loss) Before Income Taxes	$1,814	$(1,779)	$15,187	$(3,893)
Adjustments
Restructuring and impairment charges (2)	3,624	—	3,624	—
Total Adjustments	3,624	—	3,624	—
Adjusted Income (Loss) Before Income Taxes	$5,438	$(1,779)	$18,811	$(3,893)
(1) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities in fiscal year 2025.
(2) Impact from Germany wind-down activities.
(3) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2026	2025	2026	2025
EBITDA
Net Loss	$(36,168)	$(43,761)	$(54,174)	$(36,911)
Adjustments
Interest expense, net of interest income	4,733	4,369	18,099	14,489
Floorplan interest expense	4,589	8,435	24,109	34,710
Provision for (Benefit from) income taxes (1)	13,471	(15,033)	8,767	(13,074)
Depreciation and amortization	9,390	9,914	37,565	38,601
EBITDA	$(3,985)	$(36,076)	$34,366	$37,815
Adjustments
Floorplan interest expense	(4,589)	(8,435)	(24,109)	(34,710)
Impact of sale-leaseback financing expense (2)	—	(1,509)	—	9,650
Restructuring and impairment charges (3)	3,624	—	3,624	—
Total Adjustments	(965)	(9,944)	(20,485)	(25,060)
Adjusted EBITDA	$(4,950)	$(46,020)	$13,881	$12,755

(1) Includes $17.8 million impact from the valuation allowance in fourth quarter fiscal 2026.
(2) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities in fiscal year 2025.
(3) Impact from wind-down activities in Germany.